UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT
PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

JUKEBOX HITS VOL. 1 LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 24R-00962

Delaware	93-1635027
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10000 Washington Blvd, Suite 07-134
Culver City, CA	90232
(Address of principal executive offices)	(Zip Code)

(213) 290-4817
Issuer’s telephone number, including area code

Royalty Share
(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Jukebox,” “we,” “us,” “our,” or “the Company” mean Jukebox Hits Vol. 1 LLC.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THIS REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

DESCRIPTION OF BUSINESS

Overview

Jukebox Hits Vol. 1 LLC was formed as a Delaware limited liability on April 3, 2023 to facilitate and manage investors’ economic exposure to the Company’s contractual right to receive a portion of the royalties, fees, and other income streams (“Income Interests”) related to or derived from musical songs, compositions, sound recordings, portfolios or catalogs (“Music Assets”) from certain purchase agreements (including, without limitation, the schedule, exhibits and amendments thereto) (each, a “Purchase Agreement,” collectively, the “Purchase Agreements”; and the rights of the Company under the Purchase Agreements, the “Royalty Rights”). The Company will facilitate and manage investors’ economic exposure to the Royalty Rights by issuing contractual rights (known as Royalty Shares) to receive a specified portion of Income Interests we receive that relate to Royalty Rights for a specific Music Asset or compilation of Music Assets (as applicable).

The Company is managed by its sole member, Double Platinum Management LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Jukebox Co., a Delaware corporation (“Jukebox Holding”).

The Company will enter into one or more Purchase Agreements with Income Interest Owners related to Music Assets. Royalty Shares will be issued in series, with each series corresponding to a portion of the Royalty Rights associated with a specified Music Asset or compilation of Music Assets (as applicable). Investors who acquire Royalty Shares from the Company will be entitled to receive Royalty Share Payments, a pro rata portion of the royalties, fees, and other income streams embodied in Income Interests we receive from the specified Royalty Rights that correspond to such Royalty Shares (less any fees and expenses as further described herein), calculated based on the number of Royalty Shares of a particular series that an investor holds compared to the total outstanding number of Royalty Shares of such series. Royalty Shares are unsecured limited obligations of the Company and do not confer any voting rights on the holders thereof. Purchasing Royalty Shares does not confer to the investor any ownership in the Company, the Trust, or the underlying music portfolio containing the Music Assets.

The Company operates pursuant to the Operating Agreement. The Company does not intend to conduct any business activities except for activities relating to facilitating investor economic exposure to, investment in, and maintenance of rights associated with the Royalty Shares. For a description of the Operating Agreement, see “Summary of Operating Agreement” below.

We engage with Income Interest Owners and may acquire Income Interests from such Income Interest Owners pursuant to one or more separately negotiated Purchase Agreements. The Company has entered into those certain Purchase Agreements described in “Description of the Music Assets Underlying the Royalty Shares.” Pursuant to the Purchase Agreements, the Income Interest Owners will sell their passive Income Interests (and not the copyright or distribution rights) in certain Music Assets to the Company, as well as, if available in certain cases, a right to use any artist materials in the Company’s marketing and promotions.

In order to fund the purchase of Royalty Rights, have offered Royalty Shares to investors pursuant to a qualified offering statement under Regulation A (the “Offering”). The Purchase Agreement Schedule(s) will be in the name of the Company, as purchaser, and the capital raised in the Offering, as well as the Purchase Agreements and any rights associated therewith, are our primary assets. Subject to any fees and expenses described herein, Royalty Share Holders will be the only persons with the right to receive economic exposure to the Royalty Rights provided for in the Purchase Agreements.

The Company has entered into the Coda Purchase Agreement as described in “Description of the Music Assets Underlying the Royalty Shares—Coda Purchase Agreement,” pursuant to which the Company has the right to purchase certain Income Interests from Coda for an aggregate maximum acquisition cost of $43,029,722.32. As of the date of this report, approximately $94 thousand worth of Income Interests have been acquired. All of the Income Interests that may be acquired by the Company pursuant to the Coda Purchase Agreement are associated with a series of Royalty Shares in the Offering. The Company has not entered into, and is not presently seeking to enter into, any additional Purchase Agreements. In addition, Jukebox Holding may organize other Royalty Share arrangements in the future and has entered into music rights exclusivity agreements with several music rights holders pursuant to which such music rights holders have generally agreed not to sell Income Interests they own to third parties for the purpose of conducting similar offerings of such Income Interests to investors. Jukebox Holding has indicated that it estimates, based on publicly available information, that the value of the music rights owned by the music rights holders with which it has entered into exclusivity agreements is potentially in excess of $5 billion. However, neither Jukebox Holding nor any of its affiliates has entered into any definitive agreement(s) or arrangement(s) granting it any right to acquire music rights from any of these third parties.

We expect to receive Income Interests and other cash flow pursuant to the Purchase Agreements and to make Royalty Share Payments to Holders from monies associated with Income Interests received pursuant to our Royalty Rights, following the deduction of fees and expenses by the Company. See “Description of Royalty Shares—Distributions” below.

The management of Royalty Shares will involve management of the Company’s relationship with Holders of Royalty Shares, as well as the oversight of compliance with the terms of the Purchase Agreements entered into by the Company and Income Interest Owners in order to ensure that the Company is receiving all payments to which it is owed pursuant to the terms of the applicable Purchase Agreement. We will monitor the Income Interests that are due on the Royalty Rights and will conduct Royalty Share Payments after such distributions are received in accordance with the procedure described in “Distribution Policy,” if applicable.

Pursuant to the Operating Agreement, the Manager will manage our day-to-day operations through the provision of administrative services, including overseeing matters relating to the Purchase Agreements. The Manager will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or other transactions involving the Company. The Company will reimburse the Manager for ordinary and necessary costs it incurs in connection with our organization and the offering of Royalty Shares and we also reimburse the Manager at cost for its overhead, employee costs, utilities or technology costs, as well as for any out-of-pocket expenses paid to third parties in connection with providing services to us. The Manager may, at its sole discretion, decide to defer or waive the reimbursement of any costs or expenses incurred on our behalf. See “Management Compensation” below.

Market Opportunity

The music industry, due in part to the advent of streaming services, generates consistent interests from consumers. Through 2022, the music industry experienced eight consecutive years of growth. In 2024, there was a slowdown due to a mix of structural, cyclical, and other factors, but industry analysts still predict that in 2025 the global recorded-music market will be worth $31.4 billion. Streaming platforms such as Spotify, the largest streaming platform, also incorporate social networking elements, allowing listeners to real-time see what their friends are listening to, share what they are listening to, and collaborate on playlists. A 2022 report from the International Federation of the Phonographic Industry reported that on average, those who engage with music spend 20.1 hours each week listening to music. While 20.1 hours a week listening to music is likely far more time than an individual who invests in the traditional stock market spends engaging with the companies they invest in, there are still no transparent and accessible methods for listeners to participate, as an investment opportunity, in the music they listen to.

The Music Catalog

A given Music Asset, such as a song, is generally comprised of two copyrights: (1) the musical composition copyright and (2) the sound recording copyright. Typically, there are multiple people or entities that own and control portions of both the musical composition copyright and the sound recording copyright, including recording artists, songwriters, publishers, record labels, and investment firms and/or funds, or others.

Each copyright in a given song generates separate and distinct revenue streams for the copyright owner. Just as with copyright ownership, multiple people and entities typically own and control the Income Interest, namely, the right to collect and receive the royalties, fees and other income streams related to or derived from a Music Asset. The royalties, fees, and other income streams embodied in an Income Interest are generated by various sources.

The royalties, fees, and other monies embodied in an Income Interest are generated by various sources. For example, on the composition side: (i) mechanical royalties are generated by the exploitation of a composition (a) on an on-demand streaming platform (like Spotify), (b) digital downloads and (c) physical sales; (ii) public performance royalties are generated by the exploitation of a composition (a) on a non-interactive streaming platform (like Pandora), (b) on an on-demand streaming platform, (c) radio, (d) live performances, (e) at restaurants, bars, and other venues and (f) on television or other television-like uses; (iii) print royalties are generated by the exploitation of a composition in: (a) physical print sheet music, (b) digital sheet music and (c) lyrics; (iv) synchronization fees are generated by the exploitation of a composition in connection with an audiovisual medium, like a television show, advertisement, video game, app, or film; and (v) social media monetization monies are generated by the exploitation of the composition on various social media platforms like YouTube, Instagram, and TikTok. On the recording side: (i) sales royalties are generated by the exploitation of a recording (a) on an on-demand streaming platform, (b) digital downloads and (c) physical sales; (ii) synchronization fees are generated by the exploitation of the recording in connection with an audiovisual, like a television show, advertisement, video game, app or film; (iii) digital performance royalties are generated by the exploitation of the recording on a non-interactive streaming platform, such as digital and satellite radio; (iv) neighboring rights are public performance royalties generated by exploitations of a recording (a) on the radio outside the United States, (b) at restaurants, bars, and other venues, and (c) on certain television or television-like uses; (v) social media monetization monies are generated by the exploitation of the recording on various social media platforms like YouTube, Instagram and TikTok; (vi) other income generated by a recording that doesn’t fit clearly into any of the above categories; and (vii) royalty participant royalties are generated by the exploitations of the recording listed in (i)-(v) above, but paid to third-parties related to the recording’s production such as producers, artists, and engineers.

The Purchase Agreements and Royalty Rights

We engage with Income Interest Owners and acquire Income Interests from such Income Interest Owners pursuant to one or more separately negotiated Purchase Agreements. In so doing, we provide investors in the Offering with the opportunity to invest in and receive Royalty Share Payments from the ongoing royalty and other income streams related to or derived from Music Assets associated with various artists and songwriters, including well-known or popular artists and songwriters. The Company has entered into the Purchase Agreements described in “Description of the Music Assets Underlying the Royalty Shares.” Pursuant to the Purchase Agreements, the Income Interest Owners will sell their passive Income Interests (and not the copyright, administration, or distribution rights) in certain compositions and/or recordings, as well as, if available in certain cases, a right to use any artist or writer materials in the Company’s marketing and promotions.

In some cases, the Company will review the entire catalog of an Income Interest Owner and identify with the Income Interest Owner the Income Interests that we will buy from the Income Interest Owner. The Income Interest Owner also provides us with key information related to the Music Assets such as, song titles, recording artists and songwriters for each associated song, song release year, chain of title history (if available), term, historical royalty data of Income Interest Owner’s total Income Interest embodied in the Music Asset, income sources included in the Music Assets (e.g., mechanical royalties, public performance royalties, synchronization fees, etc.), sound or music video recording unique identifier(s) as issued under the convention of the International Standard Musical Work Code (“ISWC”) or International Standard Recording Code (“ISRC”) (if available), recoupment and account statuses of the Music Assets (if available), the third-party music companies that currently exploit the songs and collect the income in relation to the Music Assets (if available), and the current accounting schedules for such Music Assets (if available). See “Description of the Music Assets Underlying the Royalty Shares—Composition and Recording Rights Table” and the “Composition and Recording Rights” table.

We have entered into Purchase Agreements with certain Income Interest Owners, who are the owners of rights, title, interests, and other related intellectual property in certain Music Assets owned by such Income Interest Owners. Through the Purchase Agreement, the Income Interest Owners will sell Income Interests in certain Music Assets owned by such seller. During the term of a Purchase Agreement, an Income Interest Owner may, from time to time and on an ongoing basis, enter into multiple asset purchase transactions pursuant to such Purchase Agreement, which are to be negotiated in good faith by and between the Income Interest Owner and the Company. In connection with each asset purchase, the seller sells, assigns, and transfers the specified portion of their Income Interest in each specified Music Asset to the Company, as well as a right, if available in certain cases, to use any artist materials in the Company’s marketing and promotions. The Purchase Agreement is constructed so that the Company receives only the passive income interests in the song royalties, not the copyright, administration, or distribution rights. The prices for each asset sold are also negotiated in good faith and are individualized to each Purchase Agreement. This price negotiation includes the disclosure of the percent Income Interest the seller has in each recording and/or composition, and how much of such Income Interest they are willing to sell to the Company. In order to sell a portion or all of the Income Interest Owners’ Income Interests to the Company, the seller must assign such Income Interests in each song to the Company. See “Description of the Music Assets Underlying the Royalty Shares” for a description of each Purchase Agreement pursuant to which the Company may acquire Income Interests relating to Music Assets that correspond to each series of Royalty Shares offered hereby.

The term of each series of the Royalty Shares will be consistent with the term of the corresponding Royalty Rights of the underlying Purchase Agreements. Terms can be as long as the life of copyright. For more information on specific Royalty Shares, see “Description of the Music Assets Underlying the Royalty Shares.” Through the Purchase Agreement, the Income Interest Owners will sell to us certain Income Interests related to certain Music Assets owned by such Income Interest Owner. The Purchase Agreement shall continue for a specified term of years, as the case may be, by which the Income Interest Owner will, on an ongoing basis, enter into multiple asset purchase transactions in the form of schedules to each Purchase Agreement (each, a “Purchase Agreement Schedule”), which are to be negotiated in good faith by the Income Interest Owner and the Company. In connection with each Purchase Agreement, the Income Interest Owner sells, assigns, and transfers a portion or percentage of their Income Interests in each Music Asset to the Company, as well as, if available in certain cases, a right to use any artist or writer materials in the Company’s marketing and promotions. The Purchase Agreement and each respective Purchase Agreement Schedule are constructed so that the Company receives only passive Income Interests in Music Assets, but not the copyright, administration, or distribution rights. The prices for each Income Interest purchased by the Company in the form of Royalty Rights are also negotiated in good faith and are individualized to each Purchase Agreement Schedule. This price negotiation includes the disclosure of the Income Interests the Income Interest Owner has in each Music Asset, and how much of such Income Interest they are willing to sell to the Company. In order to sell a portion or all of the Income Interest Owner’s Income Interest to the Company, the Income Interest Owner must assign their Income Interests in the specifically negotiated for Music Asset to the Company.

Each Purchase Agreement provides the Company with the option to purchase any one or more of the Income Interests provided for in the Purchase Agreement Schedules. There is no minimum amount of Income Interests that must be purchased either as a proportion of all such Income Interests that have been made available pursuant to the Purchase Agreement or as it relates to other Income Interests for which the Company has an option to purchase in the Purchase Agreement.

As described in the “Description of the Trust Agreement” section below, we anticipate granting any Royalty Rights received pursuant to the Purchase Agreements and any Royalty Share Payments payable to Holders of Royalty Shares to a Trust to be held for the benefit of Royalty Share Holders, with the Company serving in separate and distinct capacities as grantor of the Trust and Management Trustee. As such, and subject to the terms of the Trust Agreement, we will not engage in the business of buying and selling any Royalty Rights acquired pursuant to this Offering and the Purchase Agreements related thereto. Any Royalty Rights received are intended to be held for the duration of the life of such rights in trust for the benefit of the holders of the related series of Royalty Shares, in order to ensure the payment of any corresponding Royalty Share Payments to such persons.

Summary of Operating Agreement

The Company will be governed by its Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”). As of the date of this filing, all of the membership interests of the Company are held by the Manager in its own capacity. The following summarizes some of the key provisions of the Operating Agreement. This summary is qualified in its entirety by the Operating Agreement itself, a form of which is included as Exhibit 2.2 to this Report.

Organization and Duration

We were formed on April 3, 2023 as a Delaware limited liability company pursuant to the Delaware LLC Act. We will remain in existence until liquidated in accordance with the terms of the Operating Agreement.

Purpose and Powers

Under the Operating Agreement, we are permitted to engage in such activities as determined by the Manager that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us and the Manager pursuant to the agreement relating to such business activity.

Manager and its Powers

We are a limited liability company as set forth in Section 101 of the Delaware LLC Act. Pursuant to the Operating Agreement, the Manager will have complete and exclusive discretion in the management and control of the Company’s affairs and business, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including doing all things and taking all actions necessary to carry out the terms and provisions of each of the foregoing agreements.

Pursuant to the Operating Agreement, the Manager shall have full authority in its discretion to exercise, in the name and on behalf of the Company, all rights and powers of a “manager” of a limited liability company under the Delaware LLC Act necessary or convenient to carry out our purposes. Any person not a party to the Operating Agreement dealing with the Company will be entitled to rely conclusively upon the power and authority of the Manager in all respects, and to authorize the execution of any and all agreements, instruments, and other writings on behalf and in the name of the Company.

Limited Liability

The liability of each member of our Company shall be limited as provided in the Delaware LLC Act and as set forth in the Operating Agreement. No member of our Company shall be obligated to restore by way of capital contribution or otherwise any deficits in its capital account (if such deficits occur).

The Delaware LLC Act provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the Company for the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the Company, would exceed the fair value of the assets of the Company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the Company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the Operating Agreement.

Indemnification of the Manager

The Operating Agreement provides that the Manager will not be liable to the Company or any interest Holders for any act or omission taken by them in connection with the business of the Company that has not been determined in a final, non-appealable decision of a court, arbitrator, or other tribunal of competent jurisdiction to constitute fraud, willful misconduct, or gross negligence.

Manager

The Operating Agreement designates the Manager as the managing member of the Company. The Manager is responsible for identifying Music Assets to be acquired using the proceeds from this Offering. See “Management” for additional information regarding the Manager.

Our day-to-day operations are managed by the Manager. The Manager performs its duties and responsibilities pursuant to the Operating Agreement. The Manager has the exclusive right to manage and operate the Company, subject to the powers of the Manager reserved under the Operating Agreement. Pursuant to the Operating Agreement, the Manager will pay, on behalf of the Company, all ordinary and necessary costs in connection with our organization and the offering of Royalty Shares qualified in this Offering (“O&O Costs”), including costs associated with the marketing and distribution of Royalty Shares, expenses for printing, EDGARizing and amending offering statements or supplementing offering circulars, mailing and distribution costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Royalty Shares under state securities laws, including taxes and fees and accountants’ and attorneys’ fees. Pursuant to the Operating Agreement, we also reimburse the Manager at cost for its overhead, employee costs, utilities or technology costs (“Manager Operational Costs”), as well as for any out-of-pocket expenses paid to third parties in connection with providing services to us, including the fixed fees paid by the Manager to Jukebox Holding under the Administrative Services Agreement between Jukebox Holding and the Manager (“Manager Out-of-Pocket Expenses”).

We will reimburse the Manager for all O&O Costs up to a maximum of 0.50% of the aggregate gross offering proceeds from the Offering. We anticipate that reimbursement payments for O&O Costs will be made to the Manager in monthly installments. To the extent O&O Costs exceed the maximum amount reimbursable, the Manager shall bear such costs that exceed the portion reimbursable by us. Pursuant to the Operating Agreement, the Manager may invoice us at cost for any Manager Operational Costs and Manager Out-of-Pocket Expenses attributable to services provided to the Company. Reimbursements for Manager Out-of-Pocket Expenses and Manager Operational Costs will be funded from our working capital, which will itself be derived from any proceeds raised in the Offering and Royalty Fees the Company earns for its ongoing service of the Royalty Shares. The Manager may, at its sole discretion, decide to defer or waive the reimbursement of any costs or expenses incurred on our behalf. All or any portion of any deferred costs or expenses may be deferred without interest and payable when the Manager determines.

Employees

The Company does not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. The executive officers of the Manager manage our day-to-day affairs and oversee and service our assets pursuant to the terms of the Operating Agreement.

Legal Proceedings

Neither the Company nor the Manager is presently subject to any material legal proceedings.

Trust

The Company will convey, or cause to be conveyed, any Royalty Rights it receives pursuant to the Purchase Agreements and any Royalty Share Payments payable to Holders of Royalty Shares to a newly formed statutory trust established under Delaware state law (the “Trust”), which will hold the Royalty Rights. The Trust will be created to acquire and hold Royalty Rights and, when available, Royalty Share Payments, pending distribution to Holders of Royalty Shares, for the benefit of the Holders of Royalty Shares pursuant to a trust agreement (“Trust Agreement”) among the Company, in its separate and distinct capacities as grantor of the Trust and Management Trustee, and Delaware Trust Company, in its capacity as Delaware Trustee. For additional information, see “Description of the Trust Agreement.”

No Other Operations

Upon the successful closings in the Offering, the Company owns Royalty Rights, serves as the sponsor and Management Trustee of the Trust, and administers and manages the Royalty Shares. The Company will not have any other operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results may differ materially from such statements.

Overview

We were formed as a Delaware limited liability company on April 3, 2023 to facilitate and manage investors’ economic exposure to the Royalty Rights. The Company will facilitate and manage investor interests in the Royalty Rights by issuing Royalty Shares to investors in its ongoing offering of Royalty Shares pursuant to the Qualified Offering Statement (herein, the “Offering”).

The Royalty Shares represent the contractual right to receive a specified portion of any Income Interests we receive that relate to Royalty Rights for the specific Music Assets set forth in the “Royalty Shares Offering Table” beginning on page 65 of the Qualified Offering Statement. The Company will enter into one or more Purchase Agreements with Income Interest Owners related to Music Assets. Royalty Shares will be issued in series, with each series corresponding to a portion of the Royalty Rights derived from Income Interests associated with specified Music Assets. Investors who acquire Royalty Shares from the Company will be entitled to receive Royalty Share Payments, a pro rata portion of the royalties, fees, and other income streams embodied in Income Interests we receive from the specified Royalty Rights that correspond to such Royalty Shares (less any fees and expenses as further described herein), calculated based on the number of Royalty Shares of a particular series that an investor holds compared to the total outstanding number of Royalty Shares of such series. Royalty Shares are unsecured limited obligations of the Company and do not confer any voting rights on the holders thereof. Purchasing Royalty Shares does not confer to the investor any ownership in the Company, the Trust, or the underlying music portfolio containing the Music Assets.

As of February 29, 2024, we began operations relating to facilitating investor economic exposure to, investment in, and maintenance of rights associated with the Royalty Shares.

The Company is managed by its sole member, Double Platinum Management LLC, also referred to herein as the Manager. The Manager is a single-member Delaware limited liability company, wholly owned by Jukebox Holding. Subject to the limitations in our Operating Agreement, the Manager has the authority to make all the decisions regarding our facilitation and management of investors’ economic exposure to our Royalty Rights, and will assist the Company in providing asset management, marketing, investor relations and other administrative services on our behalf. We are not aware of any trends, uncertainties, demands, commitments, or events that will materially affect our operations or the liquidity or capital resources of the Manager.

Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with generally accepted accounting principles is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We believe that the accounting policies discussed below are critical to the understanding of our financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our financial statements.

Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. There is no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available through external sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material effect on the business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or they will not have a significant dilutive effect on the Company’s existing shareholders. We have therefore concluded there is substantial doubt about our ability to continue as a going concern through December 31, 2025.

Investment in Purchase Agreements

Pursuant to the Purchase Agreements, the Company shall have the exclusive worldwide right in perpetuity to use, exploit, or otherwise dispose of certain applicable Royalty Rights in all methods, manner and media, now known or hereafter developed. The Company shall also irrevocably and perpetually purchase from Income Interest Owners a percentage of Income Interest Owners’ Income Interest payable or becoming payable in respect of the applicable Music Assets (i.e., the Royalty Rights). Such Income Interest includes the Income Interest Owner’s worldwide right, title, interest, and control in and to the applicable Royalty Rights, but does not include any copyrights or administration and/or distribution rights in and to the applicable Music Assets.

Upon the effectiveness of the Purchase Agreement (or such other date as mutually agreed to by the relevant parties), the Company shall have (a) the unrestricted right to collect, receive, and retain one hundred percent (100%) of the income associated with the Royalty Rights purchased of each applicable Music Asset under such Purchase Agreement which would be payable to the selling Income Interest Owner previous to the effectiveness of such Purchase Agreement, regardless of when earned, and the right to exercise or cause the selling Income Interest Owner to exercise all audit rights of the Income Interest Owner pursuant to any publishing, administration, distribution, recording, PRO (Performing Rights Organizations) agreements, or any agreements relating to the exploitation or use of the applicable Music Asset; (b) the right to all income associated with the Royalty Rights held in third party accounts that would otherwise be payable to the Income Interest Owner previous to the effectiveness of such Purchase Agreement, on or after such each effective date due to unidentified payees, royalties on legal hold, and other accounts directly relating to the applicable Music Assets, and (c) the right to all of the selling Income Interest Owner’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any of the applicable Royalty Rights.

Use of Estimates

In preparing our financial statements pursuant to the Operating Agreement, the Manager is required to make estimates and assumptions that affect the reported amounts, particularly with respect to investments, at the date of the financial statements. Actual amounts may differ materially from these estimates.

Contingencies

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy.

Income Taxes

The Royalty Share arrangement is intended to represent an undivided beneficial interest in a Royalty Right derived from a specified Music Asset and taxed as an investment trust for U.S. federal income tax purposes, and not as a partnership, an association, or a publicly traded partnership subject to tax as a corporation.

Operating Results

As of February 29, 2024, we began operations relating to facilitating investor economic exposure to, investment in, and maintenance of rights associated with the Royalty Shares. All business activities were conducted through our Manager, resulting in the Company not incurring any revenues or expenses during 2024.

Revenues. From January 1, 2024 through December 31, 2024, we generated $0 in gross revenues derived from net proceeds raised in the Offering and $0 in Royalty Fees.

Operating Expenses. From January 1, 2024 through December 31, 2024, we incurred $0 in operating expenses.

The Company incurred an operating loss of approximately $300,000 for the year ended December 31, 2023. As of December 31, 2024, the Company continued to maintain a negative working capital position and generated no cash flow during the year.

Liquidity and Capital Resources

As of December 31, 2024, our company had $0 in cash on hand for operations, with all operations being supported by the Manager. As of the date of this Form 1-K, while the Company has sold Royalty Shares in the Offering, net proceeds raised in the Offering and/or Royalty Fees did not flow through the Company and were handled by our Manager. We believe that we will receive sufficient funding from a combination of revenues from net proceeds raised in the Offering and Royalty Fees to satisfy our cash requirements for the next twelve months to implement our plan of operations.

We are dependent upon our Manager for the Company’s ongoing administrative services related to each series of Royalty Shares. We will further fund our ongoing operations from any Royalty Fees we deduct from gross Income Interest proceeds before Royalty Share Payments are made to the Holders of the corresponding series of Royalty Shares. For information regarding the anticipated use of proceeds in the Qualified Offering Statement, see “Estimated Use of Proceeds” and, for Royalty Fees, see “Description of Royalty Shares” in that document.

Pursuant to the Operating Agreement, the Manager will pay, on behalf of the Company, all ordinary and necessary costs in connection with our organization and the Offering (“O&O Costs”), including costs associated with the marketing and distribution of Royalty Shares, expenses for printing, EDGARizing and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Royalty Shares under state securities laws, including taxes and fees and accountants’ and attorneys’ fees. Pursuant to the Operating Agreement, we also reimburse the Manager at cost for its overhead, employee costs, utilities or technology costs (“Manager Operational Costs”), as well as for any out-of-pocket expenses paid to third parties in connection with providing services to us, including the fixed fees paid by the Manager to Jukebox Holding under the Administrative Services Agreement between Jukebox Holding and the Manager (“Manager Out-of-Pocket Expenses”).

Unless waived by the Manager, we will reimburse the Manager for all O&O Costs up to a maximum of 0.50% of the aggregate gross offering proceeds from the Offering. We anticipate that reimbursement payments for O&O Costs will be made to the Manager monthly installments. To the extent O&O Costs exceed the maximum amount reimbursable, the Manager shall bear such costs that exceed the portion reimbursable by us.

Pursuant to the Operating Agreement, the Manager may invoice us at cost for any Manager Operational Costs and Manager Out-of-Pocket Expenses attributable to services provided to the Company. Reimbursements for Manager Out-of-Pocket Expenses and Manager Operational Costs will be funded from our working capital, which will itself be derived from any proceeds raised in the Offering and Royalty Fees the Company earns for its ongoing service of the Royalty Shares. The Manager may, at its sole discretion, decide to defer or waive the reimbursement of any costs or expenses incurred on our behalf. All or any portion of any deferred costs or expenses may be deferred without interest and payable when the Manager determines.

The Manager may, from time to time, incur costs outside the scope of its management of the Company pursuant to the Operating Agreement. The Manager uses its discretion only to attribute costs to the Company that are specific to the O&O Costs, Manager Out-of-Pocket Expenses, and Manager Operational Costs.

Jukebox Holding, our sponsor and parent of the Manager, has adopted a periodic dividend distribution policy pursuant to which it has the discretion to cause periodic distributions of excess working capital at the subsidiary level, including distributions by the Company to be made to the Manager, based on a comprehensive analysis of the subsidiary’s financial statements, profit projections, and regulatory requirements (“Corporate Distribution Policy”). Pursuant to the Corporate Distribution Policy, which may be amended from time to time, subsidiaries shall calculate any amounts available for dividend distribution by considering metrics including, but not limited to, the subsidiaries retained earnings, financial performance, future growth prospects, and cash flow requirements for operational and investment activities and, using this information, to determine in good faith whether a dividend distribution can made.

Other than the reimbursements for O&O Costs, Manager Out-of-Pocket Expenses and Manager Operational Costs and periodic distributions of capital under the Distributions Policy, we do not anticipate any other material capital commitments.

We do not anticipate that we will routinely maintain material liquid assets in excess of our capital commitments. Where, however, our Manager exercises its discretion to waive fees otherwise reimbursable to it pursuant to the Operating Agreement or does not exercise its discretion to distribute our excess working capital pursuant to the Corporate Distribution Policy, we may have working capital significantly in excess of our capital commitments.

If, however, we are unable to raise substantial gross offering proceeds, we will issue fewer Royalty Shares in the Offering and make fewer purchases of Royalty Rights. Given anticipated ongoing costs associated with servicing the series of Royalty Shares on an ongoing basis, we believe that issuing fewer Royalty Shares may result in higher fixed operating expenses as a proportion of our gross income. If, after purchasing the Royalty Rights and reimbursing the Manager for its O&O Costs, we do not have sufficient working capital to fund our ongoing operations, we anticipate being able to seek additional capital from the Manager and/or Jukebox Holding or that the Manager may use its discretion to waive or delay any fees reimbursable to it until such time as we may have sufficient capital to fund our operations and, if applicable, any required reimbursements. There is no guarantee that any request for additional capital from the Manager and/or Jukebox Holding will be agreed to by either party.

For information regarding the anticipated use of proceeds from the Offering and compensation to be paid to the Manager, see “Estimated Use of Proceeds” and “Management Compensation,” respectively, in the Qualified Offering Statement.

Plan of Operations

The Company intends to limit its operations to the administration of the issued Royalty Shares. If we need additional capital resources to fund operations, we anticipate being able to seek additional capital from the Manager and/or Jukebox Holding or that the Manager use its discretion to waive or delay any fees reimbursable to it or distributions of working capital until such time as we may have sufficient capital to fund our operations. There is no guarantee that any request for additional capital from the Manager and/or Jukebox Holding will be agreed to by either party.

Trend Information

We are not aware of any trends, uncertainties, demands, commitments, or events that will materially affect our operations, liquidity, or capital resources.

Revenue Recognition

The Company does not charge fees or commissions for or recognize revenue in relation to the Offering of Royalty Shares. Royalty Fee revenue for ongoing administrative services related to the Royalty Shares will be recognized over time as such fees are deducted from the gross royalties received in respect of the Royalty Rights. Revenue will be recorded at the amounts the Company expects to receive.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Manager

The Company operates under the direction of the Manager, which is responsible for directing the operations of the Company’s business and day-to-day affairs and implementing the Company’s operational strategy. The Manager, acting in its capacity as sole member (owner) and manager of the Company, has an established leadership team that will make decisions with respect to all asset acquisitions by the Company. The Manager will pay organizational, offering, and related costs on our behalf that we plan to reimburse through any proceeds raised in the Offering. See “Management Compensation” for further details.

The Company will follow guidelines and implement policies as set forth in the Operating Agreement unless otherwise modified by the Manager. The Company may establish further written policies and will monitor its administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Company may change its objectives at any time without approval of Holders. The Company has no track record and is relying on the experience of the Manager and its individual executives and, where applicable, Jukebox Holding, which assists the Manager with its business and management operations, including relating to accounting, financial planning, regulatory compliance and filings and administrative regulatory services, as needed, pursuant to an Administrative Services Agreement (attached as Exhibit 6.4).

Responsibilities of the Manager

The Manager may provide services directly to the Company or indirectly by engaging third-party service providers pursuant to the Operating Agreement. The responsibilities of the Manager include:

●	Perform the various administrative functions necessary for the Company’s day-to-day operations;

●	Provide financial and operational planning services and collection management functions;

●	Obtain and update market research and economic and statistical data in the music assets and related industry;

●	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the Company’s day-to-day operations;

●	Provide all necessary cash management services;

●	Manage and coordinate with the transfer agent, custodian or broker-dealer, if any, the process of making distributions and payments to Holders or the transfer or re-sale of securities as may be permitted by law;

●	Evaluate and obtain adequate insurance coverage for the Company and the music assets based upon risk management determinations;

●	Track the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

●	Evaluate the Company’s corporate governance structure and appropriate policies and procedures related thereto;

●	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law; and

Royalty Share-Related Services:

●	Assist the Company to:

●	Oversee the review, selection and recommendation of Income Interest Acquisition opportunities;

●	Meet its obligations related to any Purchase Agreement(s) entered into with Income Interest Owners, series of Royalty Shares, including the compilation of legal- and offering-related materials and the facilitation and oversight of obligations to Holders of Royalty Shares, and its obligations under the Trust Agreement;

●	Engage with any third-party service providers as necessary for the Offering of Royalty Shares, including, without limitation, SEC printing service providers, marketing specialists, and related service providers, and legal, tax, and accounting experts;

●	Maintain accounting data and any other information required to prepare and to file all periodic and ongoing reports required to be filed with the SEC and any other regulatory agency, including annual and semi-annual financial statements;

●	Maintain all appropriate books and records for the Company and all the series of Royalty Shares, and

●	Other similar and incidental activities as may be required to fulfill or provide any of the above services or as otherwise requested by the Company from time to time. The Manager does not provide any services to the Company pursuant to any other agreement or arrangement.

Executive Officers of the Manager

As of the date of this report, the executive officers of the Manager and their positions and offices are as follows:

Name	Age	Position	Term of Office (Beginning)
Michael Cashel	63	President	June 27, 2025

Background of Executive Officers of the Manager

The following is a brief summary of the background of each executive officer of the Manager.

Michael Cashel, President

Michael Cashel is a veteran capital markets executive with deep expertise in electronic trading, ATS platforms, and institutional equity strategy. He has held leadership roles at Fidelity 2008-2017, Bear Stearns 2006-2008, and Morgan Stanley 1992-2001. At Fidelity, he also founded Fidelity Trading Ventures 2012-17, launching innovative platforms to improve execution outcomes for mutual funds and retail clients. Additionally, he served as Founder & CEO of Luminex Trading & Analytics 2012-15, and SVP at Fidelity Capital Markets 2008-12. Michael currently leads CapMarketsIQ, a fintech advisory firm focused on best practices, and trading innovation. He brings decades of insight into market structure, product strategy, and institutional partnerships.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Manager is the sole member and manager of the Company and any services it provides to the Company are in its capacity as such. The Manager may be reimbursed for various costs incurred on our behalf and/or for services provided to us as described in the Company’s Operating Agreement, attached as Exhibit 2.2. Neither the Manager nor its affiliates receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares.

Compensation of Manager

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. The Manager manages our day-to-day affairs, oversees the review, selection, and recommendation of Income Interest acquisition opportunities, helps manage the Royalty Rights, monitors the performance of the Royalty Rights, and, as an associated person of the Company, provides the Company with ministerial services related to the Offering. The Manager does not charge us directly for any services provided to the Company by its executive officers. Each of the Manager’s executive officers are compensated by the Manager directly, and not the Company. Although we may indirectly bear some of the costs of the compensation paid to these individuals through any reimbursement payments we make to the Manager, we do not intend to pay any compensation directly to these individuals.

Pursuant to the Operating Agreement, the Manager will pay, on behalf of the Company, all ordinary and necessary costs in connection with our organization and the offering of Royalty Shares qualified in this Offering (“O&O Costs”), including costs associated with the marketing and distribution of Royalty Shares, expenses for printing, EDGARizing and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Royalty Shares under state securities laws, including taxes and fees and accountants’ and attorneys’ fees. Pursuant to the Operating Agreement, we also reimburse the Manager at cost for its overhead, employee costs, utilities or technology costs (“Manager Operational Costs”), as well as for any out-of-pocket expenses paid to third parties in connection with providing services to us, including the fixed fees paid by the Manager to Jukebox Holding under the Administrative Services Agreement between Jukebox Holding and the Manager (“Manager Out-of-Pocket Expenses”).

We will reimburse the Manager for all O&O Costs up to a maximum of 0.50% of the aggregate gross offering proceeds from this Offering. We anticipate that reimbursement payments for O&O Costs will be made to the Manager in monthly installments. To the extent O&O Costs exceed the maximum amount reimbursable, the Manager shall bear such costs that exceed the portion reimbursable by us. Pursuant to the Operating Agreement, the Manager may invoice us at cost for any Manager Operational Costs and Manager Out-of-Pocket Expenses attributable to services provided to the Company. Reimbursements for Manager Out-of-Pocket Expenses and Manager Operational Costs will be funded from our working capital, which will itself be derived from any proceeds raised in the Offering and Royalty Fees the Company earns for its ongoing service of the Royalty Shares. The Manager may, at its sole discretion, decide to defer or waive the reimbursement of any costs or expenses incurred on our behalf. All or any portion of any deferred costs or expenses may be deferred without interest and payable when the Manager determines.

The Manager may, from time to time, incur costs outside the scope of its management of the Company pursuant to the Operating Agreement. The Manager uses its discretion only to attribute costs to the Company that are specific to the O&O Costs, Manager Out-of-Pocket Expenses, and Manager Operational Costs. The Manager may, at its sole discretion, decide to defer or waive any costs or expenses incurred on our behalf.

During the year ended December 31, 2024, our Manager was compensated in the following capacities:

Compensation Category	Amount Compensated

O&O Costs
Manager Operational Costs
Manager Out-of-Pocket Expenses
TOTAL

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of the date of this filing, 100% of the beneficial ownership of the Company’s membership interests is held by the Manager and 100% of the beneficial ownership of the Manager’s membership interests is held by Jukebox Holding.

The following table sets forth the beneficial ownership of our membership interests as of the date of this report for each person or group that holds more than 10% of our membership interests, for each officer of the Manager and for the officers of the Manager as a group. To our knowledge, each person that beneficially owns our membership interests has sole voting and disposition power with regard to such shares.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of the Company’s principal executive offices at 10000 Washington Blvd., Suite 07-134, Culver City, CA 90232. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to the Company’s membership interests that they beneficially own, subject to applicable community property laws.

Title of Class	Name of beneficial owner(1)	Amount and nature of beneficial ownership	Percent of class
Membership Interests in Jukebox Hits Vol. 1 LLC	Jukebox Co. (2)(3)	100% beneficial ownership	100%
Membership Interests in Jukebox Hits Vol. 1 LLC	Michael Cashel, President(4)	0	0%
Membership Interests in Jukebox Hits Vol. 1 LCC	Officers of the Manager as a group (1 person)(4)	0	0%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting and/or dispositive power over such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Jukebox Co. owns all of the membership interests of the Manager, Double Platinum Management LLC, which, in turn, is the sole owner of all of the Company’s membership interests.

(3)	All voting and investment decisions with respect to our membership interests that are held by Jukebox Co. are controlled by the board of directors of Jukebox Co. The board is comprised of 4 members. As of the date of this report, the members of the board of directors of Jukebox Co. are Sam Hendel, John Chapman, Scott Cohen (who is also the Chief Executive Officer of Jukebox Co.), and Greg Rosenthal.

(4)	The Manager does not have directors.

DESCRIPTION OF THE TRUST AGREEMENT

The following information summarizes the material information that will be contained in the Trust Agreement. For more detailed provisions concerning the Trust, you should read the Trust Agreement, which is filed as Exhibit 3.2.

Creation and Organization of the Trust

The Trust will be created as a “statutory trust” under Delaware law in accordance with Chapter 38 of Title 12 of the Delaware Code, and an “investment trust” as defined by the United States Internal Revenue Code of 1986, by and among the Company, in its separate and distinct capacities as grantor of the Trust and management trustee (the “Management Trustee”), and Delaware Trust Company, in its capacity as Delaware trustee (the “Delaware Trustee” and, together with the Management Trustee, the “Trustees”), to acquire and hold the Royalty Rights and Royalty Share Payments, pending distribution to Holders of Royalty Shares, for the benefit of Holders of Royalty Shares. Royalty Share Holders will not be a party to the Trust Agreement, instead the Royalty Rights and Royalty Share Payments, pending distribution to Holders of Royalty Shares, will be held by the Trust for their stated benefit, as beneficiaries. Pursuant to the Trust Agreement, the Company will convey, or cause to be conveyed, any Royalty Rights it receives pursuant to the Purchase Agreements and any Royalty Share Payments payable to Holders of Royalty Shares to the Trust. The Royalty Rights are passive in nature and neither the Trust nor the Company, in its capacity as trustee, will have any control over or responsibility for costs relating to the Royalty Rights. For more information about the Music Assets underlying the Royalty Shares, see “Description of the Music Assets Underlying the Royalty Shares.”

The Trust Agreement will provide that the Trust’s purpose is to engage in the following activities: (i) to take title to the property of the Trust for the sole purpose of protecting, maintaining, preserving and conserving said property for the Holders, as beneficiaries of the Trust, (ii) to perform such other activities incidental thereto, including to facilitate a Holder’s receipt of Royalty Share Payments, (iii) to comply with the Trust Agreement and Royalty Share Agreements and (iv) to take such other actions as the Trustees deem necessary or advisable to carry out the foregoing.

The assets of the trust consist of the Royalty Rights and, when available, Royalty Share Payments, pending distribution to Holders of Royalty Shares.

Duties and Powers of the Trustees

The duties of the Trustees will be specified in the Trust Agreement and by the laws of the State of Delaware, except as modified by the Trust Agreement.

The Management Trustee shall make all decisions affecting the Trust, except as otherwise provided in the Trust Agreement, and shall cause the Trust to distribute Royalty Share Payments to Holders in accordance with the terms and conditions of the applicable Holder’s Royalty Share Agreement. In addition, the Management Trustee’s powers in the administration of the Trust shall include:

●	holding trust property for the sole purpose of conserving, maintaining, preserving, and protecting such property for the beneficiaries without any duty to market, advertise, or improve trust property;

●	taking any action required or permitted to be taken under the Trust Agreement and Royalty Share Agreements;

●	causing to sell, mortgage, pledge, hypothecate, convey and otherwise dispose of the trust property at such time and upon the terms and conditions as the Management Trustee deems advisable;

●	taking any action deemed advisable for the protection, maintenance, preservation and conservation of the property of the Trust so long as such action is authorized by applicable law.

The Management Trustee may act independently of the Delaware Trustee and has the authority to perform all powers actions that are authorized under the Trust Agreement.

The Delaware Trustee shall have no obligation or duty to manage the property of the Trust and, except as required by applicable law, its duties are generally limited to :

●	serving as a registered agent for service of process for the Trust,

●	serving as the Delaware resident trustee,

●	performing all other requirements so that the Trust qualifies as a Delaware statutory trust.

Pursuant to the Trust Agreement, the Management Trustee may amend the Trust Agreement so long as any such amendment shall not materially and adversely affect the rights of a beneficiary thereunder.

Fiduciary Responsibility and Liability of the Trustees

In discharging its duty to Royalty Share Holders, the Trustees shall not be personally liable under any circumstances, except (i) for their own willful misconduct or gross negligence, (ii) for liabilities arising from the failure by such Trustee to perform obligations expressly undertaken by it under the terms of the Trust Agreement or the Royalty Share Agreements, or (iii) for taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by the Trustees in connection with any of the transactions contemplated by the Trust Agreement. The Trustees shall not be personally liable for any error of judgment made in good faith by an authorized agent of a Trustee. In addition, the Trustees shall not be personally liable for any indebtedness of the Trust.

The Trustees may consult with counsel, accountants and other skilled persons to be selected with reasonable care and the Trustees shall not be liable for any action it takes in good faith reliance upon the opinion of such counsel, accountant or other skilled person.

Except as expressly set forth in the Trust Agreement, neither the Company, in its separate and distinct capacities as grantor of the Trust and Management Trustee, nor the Delaware Trustee have any duties or liabilities, including fiduciary duties, to the Trust or any Royalty Share Holder.

DESCRIPTION OF THE ROYALTY SHARES

General

The Company was established to facilitate and manage investors’ economic exposure to the Company’s contractual right to receive a portion of the Income Interests related to or derived from Music Assets from certain Purchase Agreements. To achieve this, the Company is offering to sell to investors each of the series of Royalty Shares. The Company has acquired the option to purchase Income Interests related to certain Music Assets by entering into Purchase Agreements with the underlying Income Interest Owners. The Purchase Agreements are structured as a purchase option agreement, which gives us the right, but not the obligation, to purchase a specific Income Interest subject to the Purchase Agreement using the proceeds of the Offering. The Company will purchase Income Interests pursuant to each applicable Purchase Agreement in the form of Royalty Rights on an ongoing, continuous basis upon qualification of the Offering, as proceeds from the Offering are received by the Company from investors through the sale of each series of Royalty Shares that corresponds to such Royalty Rights. The Royalty Shares provide investors with the contractual right to receive Royalty Share Payments.

Each Purchase Agreement provides the Company with the option to purchase any one or more of the Income Interests provided for in the Purchase Agreement Schedules. There is no minimum amount of Income Interests that must be purchased either as a proportion of all such Income Interests that have been made available pursuant to the Purchase Agreement or as it relates to other Income Interests for which the Company has an option to purchase in the Purchase Agreement. Independent of the terms of any specific Purchase Agreement(s), the Company will use its discretion in creating each series of Royalty Shares and the Income Interests associated therewith. In so doing, the Company may elect to issue series of Royalty Shares in the Offering that reflect economic exposure to Income Interests related to a single Music Asset (i.e., a song) or a compilation of Music Assets (i.e., an album).

Royalty Share Agreement

Each Holder has entered into the Royalty Share Agreement, a form of which is attached as Exhibit 3.1. Pursuant to the Royalty Share Agreement, the Company shall promise to pay to each Holder the Royalty Share Payments to which each Holder is entitled, subject to the terms and conditions set forth in the Royalty Share Agreement.

Description of Limited Rights

The Royalty Shares do not represent a traditional investment and should not be viewed as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. A Holder will not have the statutory rights normally associated with the ownership of shares of a corporation or membership interests in a limited liability company. The Royalty Shares do not entitle their Holders to any conversion or pre-emptive rights or, except as discussed below, any redemption rights or rights to distributions. In addition, the Royalty Shares do not entitle Holders to any copyrights or administration and/or distribution rights in and to the applicable Music Assets, or any other related intellectual property or physical goods (such as albums, album artwork and other merchandise).

Voting and Approvals

The Royalty Shares do not have any voting rights, and do not represent any ownership interest in the Company, or the corpus of the Trust. The purchase of Royalty Shares is an investment only related to the monies flowing from that particular Royalty Right of the Company and does not create any rights to payments from any other Royalty Rights of the Company.

Distributions

As stated above, the Royalty Shares provide investors with Royalty Share Payments.

All monies associated with Income Interests received by us pursuant to the Purchase Agreements will be held in a designated bank account and generally distributed once per calendar quarter to Holders utilizing the JKBX Platform accounts or other means to Holders of the corresponding Royalty Shares as further described below, subject to the terms of the applicable Royalty Share Agreement. In addition, the terms of use of the JKBX Platform, which is included as Exhibit 6.3 to the offering statement, may include restrictions on a Holder’s ability to withdraw amounts in their JKBX Platform account to other financial institutions, including, but not limited to, a minimum withdrawal threshold.

The Royalty Share Agreements shall provide that, during each full calendar quarter that begins following the six-month anniversary of the original issue date of a series of Royalty Shares, the Company shall declare with respect to such series (a) the amount of distributions payable per Royalty Share of such series on the next designated payment date and (b) a record date and payment date for such distributions. Each designated payment date shall be no later than forty five (45) calendar days after the end of the calendar quarter in which such payment date is declared by the Company. On each payment date, the amount of distributions payable per Royalty Share of the applicable series shall be paid to the person in whose name each Royalty Share is registered at the close of business on the applicable record date designated by the Company.

Pursuant to the applicable Royalty Share Agreement, the Company shall receive a fee equal to a percentage of the gross monies associated with Income Interests received by us in respect of the Royalty Rights (the “Royalty Fee”). The Royalty Fee is current set at 1%. The Royalty Fee shall be deducted from the gross monies associated with Income Interests received by us and retained by the Company before Royalty Share Payments are made to the Holders of the corresponding series of Royalty Shares. This fee shall only be collected by the Company on the gross income associated with Income Interests actually received by us. If there are no gross monies associated with Income Interests received by us during a period, the Company will not collect this fee for such period (i.e., no such fee shall be charged to any Royalty Shares).

In some instances, Income Interest payments made in respect of the Royalty Rights may be made more or less frequently than quarterly. If multiple Income Interest payments are made in a single quarter, we will accrue those Income Interest payments and make one single Royalty Share Payment to Holders of the applicable series of Royalty Shares following the end of the calendar quarter in which we received those Income Interest payments. Conversely, if Income Interest payments are made less frequently than quarterly (for example, bi-annually), then there will be no Royalty Share Payments made until a distribution is declared following the end of the calendar quarter in which the Income Interest payment is received.

Prior to the distribution of Royalty Share Payments to the applicable Holders in accordance with the process described above, the Company shall manage any monies associated with Income Interests received by investing them in cash, cash equivalents and other high credit quality, short-term investments in accordance with our investment policy designed to protect the principal investment. Our investment policy is to manage investments to achieve the financial objectives of preservation of principal, liquidity and return on investment. A portion of the investment portfolio shall be held in cash and cash equivalents. Investments may also be made in U.S. bank securities and bank deposits, U.S. government securities and commercial paper of U.S. bank or industrial companies, and highly rated and well-diversified money market funds. Any interest and other investment income generated by these investing activities shall be retained by the Company and shall not be distributed to Holders. Distributions to Holders pursuant to the Royalty Share Agreements shall be limited, in all circumstances, to an amount equal to the net monies associated with Income Interests received by us after deduction of the Royalty Fee. While the Company’s investment policy is to manage investments to preserve principal, there is always a risk that principal may be lost in any investment made by the Company and, if so, the Company may lack the funds necessary to make some or all of the distributions of the Royalty Share Payments as required by the Royalty Share Agreements.

Term of the Royalty Shares

The term of each series of Royalty Shares will be consistent with the term of the corresponding Royalty Rights of the underlying Purchase Agreements. Terms can be as long as the life of copyright. For more information on specific Royalty Shares, see “Description of the Music Assets Underlying the Royalty Shares.”

No Security Interest

The Royalty Shares will be unsecured obligations of the Company. In the event the Company fails or defaults, investors may not be able to recover Income Interests directly from the Income Interest Owner.

In the event of a bankruptcy or similar proceeding of the Company, the relative rights of the Holder of the Royalty Shares as compared to the Holders unsecured indebtedness of the Company are uncertain. If we were to become subject to a bankruptcy or similar proceeding, the holder of the Royalty Shares will have an unsecured claim against us that may or may not be limited in recovery to the corresponding Purchase Agreement.

Transfer Restrictions

The Royalty Shares may only be transferred by operation of law or on a trading platform approved by the Company, such as the ATS, or with the prior written consent of the Company.

Exclusive Jurisdiction

Any action arising out of the Subscription Agreement or the Royalty Share Agreement is subject to the non-exclusive jurisdiction and venue of the courts of the State of New York, except where federal law requires that certain claims be brought in the federal courts of the United States. In particular, the foregoing shall not apply to claims arising under the Securities Act and the Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, Section 27 of the Exchange Act would likely require suits to enforce any duty or liability created by the Exchange Act to be brought in federal court. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. See also “Risk Factors—Our Subscription Agreement and Royalty Share Agreement each provide for non-exclusive jurisdiction and venue in the courts of the State of New York but requires you to acknowledge that this provision shall not apply to claims arising under the Securities Act and Exchange Act” above.

Waiver of Right to Trial by Jury and Mandatory Arbitration

Our Royalty Share Agreement and Subscription Agreement provide that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the respective agreements and any transaction arising under such agreement, which could include claims under federal securities laws. By subscribing to this Offering, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

DESCRIPTION OF THE MUSIC ASSETS UNDERLYING THE ROYALTY SHARES

Sources of Royalties

In the music industry, third-party entities are often involved in exploiting songs and collecting royalties for artists, writers, and other rights holders. With respect to the underlying musical composition of a song (a “Composition”), songwriters may enter into a transaction with a publisher or administrator to exploit the Composition and collect their royalties. Typically, publishers and administrators are tasked with exploiting and/or licensing songs across a variety of platforms, partners, and uses and protecting rights over the underlying Composition, as appropriate. The rights associated with a Composition generally accrue royalties from various income interest sources, including:

●	Mechanical royalties: These royalties are paid to songwriters, publishers, and administrators for the reproduction and distribution of a Composition and are generated from physical and digital sales and streaming of the Composition. These royalties are collected from labels, mechanical rights organizations, such as the Harry Fox Agency and the Mechanical Licensing Collective, or directly from streaming and download platforms.

●	Public performance royalties: These royalties are earned when a Composition is performed publicly or broadcasted, including on radio or TV, in live performances, and on certain streaming platforms. These royalties are collected by performance rights organizations (such as Broadcast Music, Inc. (BMI), the American Society of Composers, Authors and Publishers (ASCAP), the Society of European Stage Authors and Composers (SESAC), and Global Music Rights (GMR)) and are paid to songwriters, publishers, and administrators.

●	Synchronization fees: These negotiated fees are earned when a Composition is synchronized with visual media, such as movies, TV shows, commercials, and video games, and rights holders are paid for the use of their music in these visual productions.

●	Other: In addition to the categories described above, other royalties, fees and income may be generated in connection with the use of a Composition, including income generated by print, karaoke, or social media.

●	Remix: Some Compositions include rights associated with related remixed versions of such Composition. The rights associated with remixes generally accrue royalties from the various income interest sources described above in this list.

With respect to a recording of a musical composition (a “Recording”), recording artists may enter into a transaction with a record label, label services company, or distributor to exploit and collect their royalties. Typically, these third parties are tasked with exploiting and/or licensing songs across a variety of platforms, partners, and uses. The rights associated with a Recording generally accrue royalties from various income interest sources, including:

●	Sales: These royalties are generally paid to record labels from the sale of records in all formats (physical, downloads, and streams).

●	Synchronization fees: These negotiated fees are earned when a Recording is synchronized with visual media, such as movies, TV shows, commercials, and video games and rights holders are paid for the use of their music in these visual productions.

●	Neighboring rights and digital performance royalties: These royalties are generated by terrestrial radio, television, and venue exploitations outside of the United States or by exploitations on digital and satellite radio in the United States, such as Pandora, Sirius, and iHeartRadio when they collect similar “digital performance royalties.” These royalties are public performance royalties paid to the owner of the Recording of the song performed and/or the performer of the Recording.

●	Other: In addition to the categories described above, other royalties, fees and income may be generated in connection with the use of a Recording, including income generated by social media.

●	Remix: Some Recordings include rights associated with related remixed versions of such Recording. The rights associated with remixes generally accrue royalties from the various income interest sources described above in this list.

●	Royalty Participants: Some Recordings include royalties that are paid to parties other than a record label, including producers, artists, engineers, and other key stakeholders. These royalties accrue from the various income interest sources described above in this list.

Coda Purchase Agreement

The Company has entered into a Purchase Agreement, dated as of November 5, 2023 (the “Coda Purchase Agreement”), with Coda Songs LLC, a Delaware limited liability company (“Coda”), pursuant to which Coda has agreed to make a portion of its Income Interests in certain Compositions and Recordings available for purchase by the Company and the Company will have an option (but not an obligation) to acquire some or all of such portion of its Income Interests in accordance with the terms and conditions of the Coda Purchase Agreement.

Coda has made a portion of its Income Interests in the Compositions and Recordings described in the “Composition and Recording Rights” table available for purchase by the Company pursuant to the Coda Purchase Agreement. Each Composition or Recording presented corresponds to a particular series of Royalty Shares. The Company has used the proceeds from the Offering to acquire from Coda only those Income Interests that correspond to the series of Royalty Shares that are sold in the Offering. For each Royalty Share sold, the Company shall acquire a pro rata portion of the corresponding Income Interests available for purchase. For example, if a maximum of 1,000 Royalty Shares of a particular series are offered and the Company sells 500 of such Royalty Shares, the Company shall acquire from Coda fifty percent (50%) of the total Income Interests available for purchase by the Company pursuant to the Coda Purchase Agreement that correspond to such series of Royalty Shares.

Britton Purchase Agreement

The Company has entered into a Purchase Agreement, dated as of May 3, 2024 (the “Britton Purchase Agreement”), that was entered into by Jukebox Co. and Andrew Britton, an individual (“Andrew Britton”), and assigned to the Company on May 22, 2024. Pursuant to the Britton Purchase Agreement, Andrew Britton has agreed to make a portion of his Income Interests in certain Compositions available for purchase by the Company and the Company will have an option (but not an obligation) to acquire some or all of such portion of his Income Interests in accordance with the terms and conditions of the Britton Purchase Agreement. Britton is an award-winning composer and producer with over 15 years of experience in creating music for TV scores, films, sound design, and advertising.

Andrew Britton has made a portion of his Income Interests in the Compositions described in the “Composition and Recording Rights” table available for purchase by the Company pursuant to the Britton Purchase Agreement. The 1,322 Compositions presented comprise one bundled series of Royalty Shares. The Company will use the proceeds from this Offering to acquire from Britton only those Income Interests that correspond to the series of Royalty Shares that are sold in the Offering. For each Royalty Share sold, the Company shall acquire a pro rata portion of the corresponding Income Interests available for purchase. For example, if a maximum of 1,000 Royalty Shares of the series is offered and the Company sells 500 of such Royalty Shares, the Company shall acquire from Britton fifty percent (50%) of the total Income Interests available for purchase by the Company pursuant to the Britton Purchase Agreement that correspond to the series of Royalty Shares.

Composition and Recording Rights Table

The “Composition and Recording Rights” table identifies each of the Composition and Recording Income Interests that the Company acquired.

●	Corresponding Series: Each Composition or Recording described in this table corresponds to a particular series of Royalty Shares as designated in this column.

●	Song Title: This is the title of the song to which the Composition or Recording relates as indicated by the Income Interest Owner pursuant to the applicable Purchase Agreement.

●	Rights Type: This indicates whether the Income Interest is a Composition or a Recording.

●	Offering Price Per Royalty Share: This represents the price per Royalty Share interest sold to investors in the Offering.

●	Amount Raised: This is the gross proceeds received in exchange for the issuance of Royalty Shares to investors in the Offering.

●	Interests Sold: This is the number of interests sold to investors in the Offering.

Composition and Recording Rights

Royalty Shares Offered by the Company	Song Title	Rights Type	Offering Price per Royalty Share	Amount Raised	Interests Sold
JKBX HITS VOL1 00005	All My Love	Sound Recording - Master	$2.23	$528.51	237
JKBX HITS VOL1 00006	All The Right Moves	Composition - Songwriter	$9.05	$615.40	68
JKBX HITS VOL1 00007	All The Right Moves	Sound Recording - Production	$1.65	$1,001.55	607
JKBX HITS VOL1 00008	Already Gone	Composition - Songwriter	$1.65	$1,669.80	1012
JKBX HITS VOL1 00010	Apologize	Composition - Songwriter	$30.95	$6,530.45	211
JKBX HITS VOL1 00011	Apologize	Sound Recording - Production	$2.16	$2,028.24	939
JKBX HITS VOL1 00012	Be Together	Sound Recording - Master	$4.49	$4.49	1
JKBX HITS VOL1 00013	Best Day Of My Life	Composition - Songwriter	$8.01	$10,733.40	1340
JKBX HITS VOL1 00014	Bleeding Love	Composition - Songwriter	$10.26	$769.50	75
JKBX HITS VOL1 00015	Bleeding Love	Sound Recording - Production	$1.98	$128.70	65
JKBX HITS VOL1 00016	Blow That Smoke	Sound Recording - Master	$2.79	$27.90	10

JKBX HITS VOL1 00017	Bonfire Heart	Composition - Songwriter	$2.06	$315.18	153
JKBX HITS VOL1 00019	Brighter Than The Sun	Composition - Songwriter	$1.70	$221.00	130
JKBX HITS VOL1 00020	Brighter Than The Sun	Sound Recording - Production	$55.00	$495.00	9
JKBX HITS VOL1 00021	Bubble Butt	Sound Recording - Master	$5.90	$82.60	14
JKBX HITS VOL1 00022	Burn	Composition - Songwriter	$8.60	$1,960.80	228
JKBX HITS VOL1 00023	Burn	Sound Recording - Production	$10.00	$200.00	20
JKBX HITS VOL1 00024	Buscando Huellas	Sound Recording - Master	$1.92	$76.80	40
JKBX HITS VOL1 00026	Connection	Sound Recording - Production	$2.02	$0.00	0
JKBX HITS VOL1 00027	Counting Stars	Composition - Songwriter	$31.37	$14,116.50	450
JKBX HITS VOL1 00028	Counting Stars	Sound Recording - Production	$3.23	$4,602.75	1425
JKBX HITS VOL1 00030	Diplomatico	Sound Recording - Master	$3.47	$6.94	2
JKBX HITS VOL1 00031	Every Breaking Wave	Sound Recording - Production	$1.80	$435.60	242
JKBX HITS VOL1 00032	Everybody Loves Me	Composition - Songwriter	$3.09	$6.18	2
JKBX HITS VOL1 00033	Everybody Loves Me	Sound Recording - Production	$16.00	$400.00	25
JKBX HITS VOL1 00034	Faith	Sound Recording - Production	$24.00	$168.00	7
JKBX HITS VOL1 00035	Feel Again	Composition - Songwriter	$1.50	$63.00	42
JKBX HITS VOL1 00037	Get Free	Sound Recording - Master	$6.42	$102.72	16
JKBX HITS VOL1 00038	Ghost	Composition - Songwriter	$3.34	$841.68	252

JKBX HITS VOL1 00039	Ghost	Sound Recording - Production	$31.43	$0.00	0
JKBX HITS VOL1 00040	Good Life	Composition - Songwriter	$2.89	$300.56	104
JKBX HITS VOL1 00041	Good Life	Sound Recording - Production	$1.55	$561.10	362
JKBX HITS VOL1 00042	Halo	Composition - Songwriter	$14.51	$6,689.11	461
JKBX HITS VOL1 00043	Halo	Sound Recording - Production	$6.78	$3,152.70	465
JKBX HITS VOL1 00044	Happier	Composition - Songwriter	$13.09	$981.75	75
JKBX HITS VOL1 00045	I Lived	Composition - Songwriter	$5.03	$181.08	36
JKBX HITS VOL1 00046	I Lived	Sound Recording - Production	$1.79	$26.85	15
JKBX HITS VOL1 00047	I Want You To Know	Composition - Songwriter	$1.98	$49.50	25
JKBX HITS VOL1 00049	If I Lose Myself	Composition - Songwriter	$9.76	$556.32	57
JKBX HITS VOL1 00050	If I Lose Myself	Sound Recording - Production	$1.84	$1,628.40	885
JKBX HITS VOL1 00051	Kids	Composition - Songwriter	$3.21	$12.84	4
JKBX HITS VOL1 00053	Know No Better	Sound Recording - Master	$10.43	$31.29	3
JKBX HITS VOL1 00054	Lean On	Sound Recording - Master	$24.47	$6,313.26	258
JKBX HITS VOL1 00055	Let’s Hurt Tonight	Composition - Songwriter	$1.45	$34.80	24
JKBX HITS VOL1 00056	Light It Up	Sound Recording - Master	$22.49	$652.21	29
JKBX HITS VOL1 00057	Lonely	Composition - Songwriter	$2.44	$24.40	10
JKBX HITS VOL1 00058	Love Runs Out	Composition - Songwriter	$5.27	$89.59	17

JKBX HITS VOL1 00059	Love Runs Out	Sound Recording - Production	$1.88	$3.76	2
JKBX HITS VOL1 00060	Love Somebody	Composition - Songwriter	$1.50	$132.75	88.5
JKBX HITS VOL1 00061	Love Somebody	Sound Recording - Production	$37.50	$337.50	9
JKBX HITS VOL1 00062	Make It Hot	Sound Recording - Master	$2.35	$9.40	4
JKBX HITS VOL1 00063	Maps	Composition - Songwriter	$1.87	$688.16	368
JKBX HITS VOL1 00064	Maps	Sound Recording - Production	$1.89	$308.07	163
JKBX HITS VOL1 00065	No Vacancy	Composition - Songwriter	$1.91	$1.91	1
JKBX HITS VOL1 00067	Particula	Sound Recording - Master	$4.38	$4.38	1
JKBX HITS VOL1 00068	Particular Taste	Composition - Songwriter	$24.00	$240.00	10
JKBX HITS VOL1 00069	Particular Taste	Sound Recording - Production	$50.00	$150.00	3
JKBX HITS VOL1 00070	Powerful	Sound Recording - Master	$14.63	$29.26	2
JKBX HITS VOL1 00071	Remedy	Composition - Songwriter	$1.84	$147.20	80
JKBX HITS VOL1 00072	Remedy	Sound Recording - Production	$2.08	$361.92	174
JKBX HITS VOL1 00073	Rich Love	Composition - Songwriter	$2.08	$14.56	7
JKBX HITS VOL1 00075	Rumour Has It	Composition - Songwriter	$3.67	$6,183.95	1685
JKBX HITS VOL1 00076	Rumour Has It	Sound Recording - Production	$3.07	$761.36	248
JKBX HITS VOL1 00077	Run Up	Sound Recording - Master	$7.11	$519.03	73
JKBX HITS VOL1 00078	Secrets	Composition - Songwriter	$18.90	$302.40	16

JKBX HITS VOL1 00079	Secrets	Sound Recording - Production	$1.84	$189.52	103
JKBX HITS VOL1 00080	So Good	Composition - Songwriter	$1.60	$115.20	72
JKBX HITS VOL1 00081	So Good	Sound Recording - Production	$30.00	$120.00	4
JKBX HITS VOL1 00082	Something I Need	Composition - Songwriter	$2.29	$16.03	7
JKBX HITS VOL1 00084	Song For Someone	Sound Recording - Production	$1.66	$424.96	256
JKBX HITS VOL1 00085	Stop And Stare	Composition - Songwriter	$7.25	$290.00	40
JKBX HITS VOL1 00086	Stop And Stare	Sound Recording - Production	$1.45	$147.90	102
JKBX HITS VOL1 00087	Stranger Things	Composition - Songwriter	$25.00	$50.00	2
JKBX HITS VOL1 00088	Sua Cara	Sound Recording - Master	$6.13	$55.17	9
JKBX HITS VOL1 00089	Sucker	Composition - Songwriter	$27.73	$1,331.04	48
JKBX HITS VOL1 00090	Sucker	Sound Recording - Production	$3.71	$612.15	165
JKBX HITS VOL1 00091	Titans	Sound Recording - Master	$6.92	$76.12	11
JKBX HITS VOL1 00093	Turning Tables	Composition - Songwriter	$2.17	$260.40	120
JKBX HITS VOL1 00094	Watch Out For This (Bumaye)	Sound Recording - Master	$6.89	$89.57	13
JKBX HITS VOL1 00095	Welcome To New York	Sound Recording - Production	$45.00	$8,955.00	199
JKBX HITS VOL1 00096	Wherever I Go	Composition - Songwriter	$2.01	$237.18	118
JKBX HITS VOL1 00098	Wings	Composition - Songwriter	$2.38	$387.94	163
JKBX HITS VOL1 00099	Wings	Sound Recording - Production	$31.00	$248.00	8
JKBX HITS VOL1 00100	XO	Composition - Songwriter	$2.18	$603.86	277
JKBX HITS VOL1 00101	XO	Sound Recording - Production	$36.00	$576.00	16

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with the Manager and its affiliates. We discuss these conflicts below.

General

The Manager is managed by its sole member, Jukebox Holding, pursuant to an administrative services agreement. The persons providing key services to the Manager are also officers and/or key professionals of Jukebox Holding and other Jukebox Holding affiliated entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of Jukebox Holding may organize other Royalty Share arrangements and acquire for their own account Royalty Rights that may be suitable for us.

In general, the Company has not established formal procedures to resolve conflicts of interest. Consequently, Holders may be dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although the Company attempts to monitor these conflicts, it is not able to ensure that any potential conflict will not, in fact, result in adverse consequences to the Company.

Jukebox Holding

Jukebox Holding is the sole member and parent company of the Manager and Jukebox Technology.

The Manager

The Manager may own and/or provide similar or overlapping services to other entities, including other Jukebox Holding affiliated entities involved in similar business pursuits, and has a conflict of interest in allocating its own limited resources among us and any different entities and potential future business ventures it may have. We rely on the Manager for the services identified in the Operating Agreement and we reimburse the Manager for costs and expenses it incurs on our behalf that may not have been determined on an arms’ length basis. Additionally, the professional staff of the Manager may also service affiliated entities engaged in similar business pursuits as us, including other affiliates of the Company, the Manager and Jukebox Holding. Although the Manager and its professional staff cannot and will not devote all of its or their respective time or resources to the management of the affairs of the Company, the Manager intends to devote, and to cause its professional staff to devote, sufficient time and resources to manage the business and affairs of the Company.

The Manager has discretion to incur costs and expenses on our behalf. We rely on the Manager to exercise its discretion in incurring such costs and expenses and to act in our best interests when doing so. Some costs and expenses may be incurred by affiliates of the Manager and charged to the Manager but ultimately reimbursed to the Manager by the Company and these may not be negotiated at arm’s length. This discretion could influence the Manager’s decisions in carrying out the services identified in the Operating Agreement and, among other matters, this arrangement could affect the Manager’s judgment with respect to:

●	the continuation, renewal or enforcement of provisions in the Operating Agreement involving the Manager;

●	the creation of subsequent issuers of securities similar to the Royalty Shares that the Manager will also own and/or manage;

●	offerings of securities by the Company or other affiliates, which will likely entitle the Manager to further reimbursements and costs incurred by third parties, including affiliates, that are not negotiated at arm’s length; and

●	whether and when we seek to facilitate quotations of Royalty Shares on an ATS or listing on other trading market.

Jukebox Technology

Jukebox Technology is a wholly-owned subsidiary of Jukebox Holding and an affiliate of the Company.

The Company will enter into a platform access agreement with Jukebox Technology and the Manager to provide non-exclusive access rights to the JKBX Platform and associated intellectual property.

Subscription Agreement

The Subscription Agreement contains provisions that limit remedies available to the Holders against the Company and remedies available to the Company and the Holder against the Manager and its affiliates and us for actions that might otherwise constitute a breach of duty. Our Operating Agreement contains provisions limiting the liability of the Manager and its affiliates which also reduces remedies available to investors for certain acts by such person or entity.

Coda Purchase Agreement

John Chapman is a director on the board of directors of Jukebox Holding and is also the sole owner and principal of Inkling Capital LLC, which is the sole member of Coda Songs LLC. In connection with the Offering, Jukebox Holding has entered into the Coda Purchase Agreement with Coda Songs LLC as described in “Description of the Music Assets Underlying the Royalty Shares—Coda Purchase Agreement.” The Company will only acquire Income Interests pursuant to the Coda Purchase Agreement to the extent it sells the corresponding series of Royalty Shares in this Offering. The Coda Purchase Agreement was not negotiated between the parties at arm’s length. As of the date of this report, approximately $94 thousand worth of assets have been purchased pursuant to the Coda Purchase Agreement.

OTHER INFORMATION

On Sept. 20, 2024, Messrs. Sam Thacker and Wendell Younkins resigned as executive officers (respectively, President and Chief Financial Officer) of the Manager.

On Sept. 20, 2024, Mr. Andrew Brenner was appointed as Chief Executive Officer and President of the Manager. Mr. Brenner has separately served as an advisor to Jukebox Co., our parent, since June 5, 2023. On October 7, 2024, Mr. Brenner resigned as Chief Executive Officer and President of the Manager.

On June 27, 2025, Mr. Michael Cashel was appointed as President of the Manager.

JUKEBOX HITS VOL. 1 LLC.

FINANCIAL STATEMENTS

DECEMBER 31, 2024

JUKEBOX HITS VOL. 1 LLC

DECEMBER 31, 2024

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

INDEPENDENT AUDITOR’S REPORT

To the Board of Members

Jukebox Hits Vol. 1 LLC

Opinion on the Financial Statements

We have audited the accompanying financial statements of Jukebox Hits Vol. 1 LLC, which comprise the balance sheet as of December 31, 2024, and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2024, and the related notes to the financial statements.

In our opinion, the above mentioned accompanying financial statements present fairly, in all material respects, the financial position of Jukebox Hits Vol. 1 LLC and the results of its operations and its cash flows for the year ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the financial statements section of our report. We are required to be independent of Jukebox Hits Vol. 1 LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Jukebox Hits Vol. 1 LLC’s ability to continue as a going concern for one year after the date that the financial statements are issued or when applicable, one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Jukebox Hits Vol. 1 LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Jukebox Hits Vol. 1 LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control–related matters that we identified during the audits.

Cypress, Texas

May 28, 2025

JUKEBOX HITS VOL. 1 LLC

BALANCE SHEET

As of December 31, 2024
ASSETS
Cash	$-
Total Assets	$-
LIABILITIES AND MEMBER’S EQUITY
Due to Related Party	$300,000
Total Liabilities	$300,000
Members’ equity	(300,000)
Total Member’s Equity	(300,000)
Total Liabilities and Member’s Equity	$-

See accompanying notes to financial statements.

JUKEBOX HITS VOL. 1 LLC

STATEMENT OF OPERATIONS

Year Ended December 31, 2024
Revenue	$-

Operating cost and expenses
Advertising and marketing	-
General and administrative	$-

Total operating expenses	$-

Net Loss	$-

See accompanying notes to financial statements.

JUKEBOX HITS VOL. 1 LLC

STATEMENTS OF MEMBER’S EQUITY

Member’s Equity

Balance at January 1, 2024	$(300,000)

Net loss	-

Balance at December 31, 2024	$(300,000)

See accompanying notes to financial statements.

JUKEBOX HITS VOL. 1 LLC

STATEMENTS OF CASH FLOWS

Year Ended December 31, 2024
Cash flows from operating activities
Net loss	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Increase (decrease) in liabilities:
Due to Related Party	-
Net cash used in operating activities	-
Net increase (decrease) in cash and cash equivalents	-
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$-

Supplemental cash flow information
Cash paid for taxes	$-
Cash paid for interest expense	$-

See accompanying notes to financial statements.

NOTE 1: Nature of the Business and Operations

Jukebox Hits Vol. 1 LLC (the “Company”) is a Delaware limited liability company formed on April 3,2023. The Company was established to facilitate and manage investors’ economic exposure to the Royalty Rights. The Company facilitates and manages this exposure by issuing contractual rights (known as Royalty Shares) that entitle holders to receive a specified portion of Income Interests it receives from Royalty Rights associated with specific Music Assets or compilations of Music Assets in this Offering.

The Company will enter into one or more Purchase Agreements with Income Interest Owners related to Music Assets. Royalty Shares are issued in series, with each series corresponding to a portion of the Royalty Rights associated with a particular Music Asset or compilation of Music Assets (as applicable). Investors who acquire Royalty Shares from the Company are entitled to receive Royalty Share Payments—pro rata distributions of royalties, fees, and other income streams included in the Income Interests the Company receives from the Royalty Rights that correspond to their specific Royalty Shares (less any fees and expenses as further described herein). These payments are calculated based on the number of Royalty Shares of a particular series held by the investor relative to the total number of outstanding Royalty Shares of such series. Royalty Shares are unsecured limited obligations of the Company and do not confer any voting rights. Purchasing Royalty Shares does not grant the investor any ownership interest in the Company, the Trust, or the underlying music portfolio containing the Music Assets.

As of December 31, 2024, the Company had not commenced any material operation.

Principles of Consolidation

The financial statements and related notes of the Company have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

NOTE 2: Going Concern

Under Accounting Standards Codification (“ASC”) ASC 205-40, Going Concern (“ASC 205- 40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, our evaluation shall initially not take into consideration the potential mitigating effects of our plans that have not been fully implemented as of the date the financial statements are issued.

In performing the first step of this assessment, we concluded that the following conditions existed requiring management’s going concern assessment to be performed. The Company incurred an operating loss of approximately $300,000 for the year ended December 31, 2023, and had neither income nor loss for the year ended December 31, 2024. As of December 31, 2024, the Company continued to maintain a negative working capital position and generated no cash flow during the year.

In performing the second step of this assessment, we are required to evaluate whether our plans to mitigate the conditions above alleviate the substantial doubt about our ability to meet our obligations as they become due within one year after the date that the financial statements are issued. With the ongoing financial support of the parent company, Jukebox Co., the Company was able to meet the obligations as they came due during 2024 and subsequent to year end. With continued support, the Company expects to remain able to meet its obligations for at least twelve months from the issuance date of these financial statements. Jukebox Co. has provided a written commitment to fund the Company’s operations and meet its financial obligations as they become due for a period of twelve months from the date the financial statements are issued. Based on this committed support, we believe the Company will have sufficient resources to continue its operations and satisfy its obligations through that period.

Accordingly, we have concluded that the substantial doubt about the Company’s ability to continue as a going concern is alleviated by this parental support.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

NOTE 3: Summary of significant accounting policies

Basis of presentation

The accounting and reporting policies of the Company conform to U.S. GAAP. The Company’s fiscal year end is December 31.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At the time of preparation of these financial statements, the Company did not have cash.

Concentration of credit risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company does not currently hold any cash, but will in the future place its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Fair value of financial instruments

The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of inputs which prioritize the inputs used in measuring fair value are:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

At the time of preparation of these financial statements, the Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with ASC 820, Fair Value Measurement.

Revenue recognition

The Company will recognize revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customer (“ASU No. 2014-09”). The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfils its obligations under each of its agreements.

Revenue is recognized based on the following five step model:

•	Identification of the contract with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the Company satisfies a performance obligation

Revenues are recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. At the time of preparation of these financial statements, the Company had neither generated, nor recognized any revenue.

Income taxes

The Company is a limited liability company that is taxed as a partnership for federal and state income tax purposes. At the time of preparation of these statements, the Company had not generated any income and, thus, owed no income taxes.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Organizational & offering costs

The Company has been informed by the Manager, that the Manager will pay, on behalf of the Company certain organizational and offering costs (“O&O costs”). The Company will reimburse the Manager for all O&O Costs up to a maximum of 0.50% of the aggregate gross offering proceeds from the Offering of Royalty Shares. The Manager uses its discretion only to attribute costs to the Company that are specific to the O&O Costs, Manager Out-of-Pocket Expenses, and Manager Operational Costs. The Manager may, at its sole discretion, decide to defer or waive any costs or expenses incurred on our behalf. The total costs and expenses incurred by the Manager on the behalf of the Company at the time of qualification to be approximately $300,000 during 2023. No additional O&O costs were incurred by the Manager during 2024.

NOTE 4: Related party arrangements

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. ASC 850, Related Party Disclosures (“ASC 850”) requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance. Related party transactions typically occur within the context of the following relationships:

•	Affiliates of the entity;

•	Entities for which investments in their equity securities is typically accounted for under the equity method by the investing entity;

•	Trusts for the benefit of employees;

•	Principal owners of the entity and members of their immediate families;

•	Management of the entity and members of their immediate families.

Other parties that can significantly influence the management or operating policies of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The Company and the Manager are considered related parties under ASC 850, Related Party Disclosures. As described in Note 3, Summary of Significant Accounting Policies — Organizational and Offering Costs, the Manager agreed to pay certain organizational and offering costs (“O&O Costs”) on behalf of the Company. In December 2023, the Manager had incurred approximately $300,000 in O&O Costs on behalf of the Company. These costs are subject to reimbursement by the Company, up to a maximum of 0.50% of the aggregate gross offering proceeds from the Offering of Royalty Shares.

No additional O&O Costs were incurred by the Manager during the year ended December 31, 2024. These reimbursable costs were not negotiated at arm’s length, and reimbursement remains at the sole discretion of the Manager. As of December 31, 2024, the Company had not made any reimbursements to the Manager.

NOTE 5: Commitments and contingencies

Related Party Reimbursable O&O Costs

The Company has a contingent liability related to the potential reimbursement of organizational and offering costs (“O&O Costs”) previously paid by its Manager, on the Company’s behalf.

As disclosed in Note 3, Summary of Significant Accounting Policies — Organizational and Offering Costs, the Manager incurred approximately $300,000 in O&O Costs during 2023. These costs are eligible for reimbursement by the Company, up to a maximum of 0.50% of the aggregate gross offering proceeds from the Offering of Royalty Shares.

As of December 31, 2024, the Company had not reimbursed any portion of these costs. Reimbursement is contingent upon aggregate gross offering proceeds from the Offering of Royalty Shares and remains at the discretion of the Manager. No additional O&O Costs were incurred during 2024.

Legal Proceedings

The Company is not currently involved with and does not know of any pending or threatened litigation against the Company.

NOTE 6: Purchase agreements

The Company has entered into a Purchase Agreement, dated as of November 5, 2023 (the “Coda Purchase Agreement”), with Coda Songs LLC, a Delaware limited liability company (“Coda”). Coda has agreed to make a portion of its Income Interests in certain Compositions and Recordings available for purchase by the Company and the Company will have an option (but not an obligation) to acquire some or all of such portion of its Income Interests in accordance with the terms and conditions of the Coda Purchase Agreement. The Coda Purchase Agreement was not negotiated at arm’s length.

NOTE 7: Membership interests

At the time of preparation of these statements, the Manager owns 100% of the Company’s membership interests.

NOTE 8: Subsequent events

The Company has evaluated all events that have occurred after the balance sheet date through May 28, 2025, the date these financial statements were available to be issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the accompanying financial statements.

Certified Public Accountants and Advisors

A PCAOB Registered Firm

817-721-0341 bartoncpafirm.com Cypress, Texas

INDEPENDENT AUDITOR’S REPORT

To the Board of Members

Jukebox Hits Vol. 1 LLC

Opinion on the Financial Statements

We have audited the accompanying financial statements of Jukebox Hits Vol. 1 LLC, which comprise the balance sheet as of December 31, 2023, and the related statements of operations, members’ equity and cash flows for the period from April 3, 2023 (“inception”) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the above mentioned accompanying financial statements present fairly, in all material respects, the financial position of Jukebox Hits Vol. 1 LLC and the results of its operations and its cash flows for the period from April 3, 2023 (“inception”) to December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the financial statements section of our report. We are required to be independent of Jukebox Hits Vol. 1 LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has yet to generate revenue nor profits from intended operations, and therefore a substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Jukebox Hits Vol. 1 LLC’s ability to continue as a going concern for one year after the date that the financial statements are issued or when applicable, one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Jukebox Hits Vol. 1 LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Jukebox Hits Vol. 1 LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control–related matters that we identified during the audits.

/s/ Barton CPA

Cypress, Texas

February 14, 2024

Jukebox Hits Vol. 1 LLC

Balance Sheet

As of December 31, 2023
ASSETS
Cash	$-
Total Assets	$-
LIABILITIES AND MEMBER’S EQUITY
Due to Related Party	$300,000
Total Liabilities	$300,000
Members’ equity	(300,000)
Total Member’s Equity	(300,000)
Total Liabilities and Member’s Equity	$-

See accompanying notes to financial statements.

Jukebox Hits Vol. 1 LLC

Statement of Operations

	From April 3, 2023 (Inception) to December 31, 2023
Revenue		$—
Operating Cost and Expenses	$
General and administrative		$(300,000)

Total Operating Expenses		$(300,000)

Net Loss		$(300,000)

See accompanying notes to financial statements.

Jukebox Hits Vol. 1 LLC

Statements of Members’ Equity

Members Equity
Balance at April 3, 2023 (Inception)	$—
Net Loss	$(300,000)
Balance at December 31, 2023	$(300,000)

See accompanying notes to financial statements.

Jukebox Hits Vol. 1 LLC

Statements of Cash Flows

Period from April 3, 2023 to December 31, 2023
Cash Flows from Operating Activities
Net Loss	$(300,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase (decrease) in liabilities:
Due to Related Party	$300,000

Net cash used in operating activities	$—

Net increase (decrease) in cash and cash equivalents	$—

Cash and cash equivalents, beginning of period	$—

Cash and cash equivalents, end of period	$—

Supplemental cash flow information

Cash paid for taxes	$—

Cash paid for interest expense	$—

See accompanying notes to financial statements.

Jukebox Hits Vol. 1 LLC

Notes to the Financial Statements

For the Period from April 3, 2023 (Inception) Through December 31, 2023

NOTE 1: Nature of the business and operations

Jukebox Hits Vol. 1 LLC (the “Company”) is a Delaware limited liability company formed on April 3, 2023. The Company was established to facilitate and manage investors’ economic exposure to the Royalty Rights. The Company will facilitate and manage investors’ economic exposure to the Royalty Rights by issuing contractual rights (known as Royalty Shares) to receive a specified portion of Income Interests it receives that relate to Royalty Rights for a specific Music Asset or compilation of Music Assets in this Offering.

The Company will enter into one or more Purchase Agreements with Income Interest Owners related to Music Assets. Royalty Shares will be issued in series, with each series corresponding to a portion of the Royalty Rights associated with a specified Music Asset or compilation of Music Assets (as applicable). Investors who acquire Royalty Shares from the Company will be entitled to receive Royalty Share Payments, a pro rata portion of the royalties, fees, and other income streams embodied in Income Interests we receive from the specified Royalty Rights that correspond to such Royalty Shares (less any fees and expenses as further described herein), calculated based on the number of Royalty Shares of a particular series that an investor holds compared to the total outstanding number of Royalty Shares of such series. Royalty Shares are unsecured limited obligations of the Company and do not confer any voting rights on the holders thereof. Purchasing Royalty Shares does not confer to the investor any ownership in the Company, the Trust, or the underlying music portfolio containing the Music Assets.

As of December 31, 2023, the Company has not conducted any material operations.

Principles of consolidation

The financial statements and related notes of the Company have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

NOTE 2: Going Concern Analysis

Under Accounting Standards Codification (“ASC”) ASC 205-40, Going Concern (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, our evaluation shall initially not take into consideration the potential mitigating effects of our plans that have not been fully implemented as of the date the financial statements are issued.

In performing the first step of this assessment, we concluded that the following conditions raise substantial doubt about our ability to meet our financial obligations as they become due. At December 31, 2023, the Company had net loss of $300,000 and no cash flow from operating activities. Further, the Company has not conducted material operations. The Company expects to continue to generate operating losses for the foreseeable future. The accompanying audited financial statements do not include any adjustments as a result of this uncertainty. We expect to continue to incur negative cash flows until such time as our operating segments generate sufficient cash inflows to finance our operations and debt service requirements.

In performing the second step of this assessment, we are required to evaluate whether our plans to mitigate the conditions above alleviate the substantial doubt about our ability to meet our obligations as they become due within one year after the date that the financial statements are issued. The Company plans to fund its proposed ongoing operation from the net proceeds raised in this ongoing Offering and any Royalty Fees we deduct from gross Income Interest proceeds before Royalty Share Payments are made to the Holders of the corresponding series of Royalty Shares. Further, depending on the amount of capital raised in this Offering and our ability to raise additional capital pursuant to Rule 251(a) of Regulation A, the Company may enter into additional Purchase Agreements and Purchase Agreement Schedules in the next twelve months to fund and secure additional Royalty Rights and issue additional Royalty Shares. As the Company is newly formed and has yet to commence material operations, it is difficult to precisely forecast the Company’s expected operational costs for the initial twelve months following commencement of the Offering. If our assumptions regarding our plan of operations prove to be incorrect and we need additional capital resources to fund operations, we anticipate being able to seek additional capital from our manager, Double Platinum Management LLC (the “Manager”), and/or the parent company of our Manager, Jukebox Co., or that the Manager use its discretion to waive or delay any fees reimbursable to it or distributions of working capital until such time as we may have sufficient capital to fund our operations.

There is no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available through external sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material effect on the business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or they will not have a significant dilutive effect on the Company’s existing shareholders. We have therefore concluded there is substantial doubt about our ability to continue as a going concern through December 31, 2024.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our failure to continue as a going concern.

NOTE 3: Summary of significant accounting policies

Basis of presentation

The accounting and reporting policies of the Company conform to U.S. GAAP. The Company’s fiscal year end is December 31.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At the time of preparation of these financial statements, the Company did not have cash.

Concentration of credit risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company does not currently hold any cash, but will in the future place its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Fair value of financial instruments

The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of inputs which prioritize the inputs used in measuring fair value are:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets;

●	Quoted prices for identical or similar assets or liabilities in inactive markets;

●	Inputs other than quoted prices that are observable for the asset or liability; and

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

At the time of preparation of these financial statements, the Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with ASC 820, Fair Value Measurement.

Revenue recognition

The Company will recognize revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customer (“ASU No. 2014-09”). The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements.

Revenue is recognized based on the following five step model:

●	Identification of the contract with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

Revenues are recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. At the time of preparation of these financial statements, the Company had neither generated, nor recognized any revenue.

Income taxes

The Company is a limited liability company that is taxed as a partnership for federal and state income tax purposes. At the time of preparation of these statements, the Company had not generated any income and, thus, owed no income taxes.

Recent accounting pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Organizational & offering costs

The Company has been informed by the Manager, that the Manager will pay, on behalf of the Company certain organizational and offering costs (“O&O costs”). The Company will reimburse the Manager for all O&O Costs up to a maximum of 0.50% of the aggregate gross offering proceeds from the Offering of Royalty Shares. The Manager uses its discretion only to attribute costs to the Company that are specific to the O&O Costs, Manager Out-of-Pocket Expenses, and Manager Operational Costs. The Manager may, at its sole discretion, decide to defer or waive any costs or expenses incurred on our behalf. The Company anticipate the total costs and expenses incurred by the Manager on our behalf at the time of qualification to be approximately $300,000.

NOTE 4: Related party arrangements

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. ASC 850, Related Party Disclosures (“ASC 850”) requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance. Related party transactions typically occur within the context of the following relationships:

●	Affiliates of the entity;

●	Entities for which investments in their equity securities is typically accounted for under the equity method by the investing entity;

●	Trusts for the benefit of employees;

●	Principal owners of the entity and members of their immediate families;

●	Management of the entity and members of their immediate families.

Other parties that can significantly influence the management or operating policies of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The Company and the Manager are considered related parties under ASC 850. As described in Note 3, Summary of significant accounting policies—Organizational & offering costs, the Manager will pay, on behalf of the Company certain O&O costs. At December 31, 2023, the Company anticipates $300,000 in total costs and expenses to be paid by the Manager on behalf of the Company. The O&O reimbursable costs were not negotiated at arm’s length.

NOTE 5: Commitments and contingencies

Related Party Reimbursable O&O Costs

The Company has a contingent liability related to potential future reimbursements to the Manager for O&O costs that were paid by the Manager on the Company’s behalf. The Company anticipates the total costs and expenses incurred by the Manager on our behalf at the time of qualification to be approximately $300,000 and may be subject to reimbursements by the Company in future periods subject to the conditions described in Note 3, Summary of significant accounting policies—Organizational & offering costs.

Legal Proceedings

The Company is not currently involved with and does not know of any pending or threatened litigation against the Company.

NOTE 6: Purchase agreements

The Company has entered into a Purchase Agreement, dated as of November 5, 2023 (the “Coda Purchase Agreement”), with Coda Songs LLC, a Delaware limited liability company (“Coda”). Coda has agreed to make a portion of its Income Interests in certain Compositions and Recordings available for purchase by the Company and the Company will have an option (but not an obligation) to acquire some or all of such portion of its Income Interests in accordance with the terms and conditions of the Coda Purchase Agreement. The Coda Purchase Agreement was not negotiated at arm’s length.

NOTE 7: Membership interests

At the time of preparation of these statements, the Manager owns 100% of the Company’s membership interests.

NOTE 8: Subsequent events

The Company has evaluated all events that have occurred after the balance sheet date through February 14, 2024, the date these financial statements were available to be issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the accompanying financial statements.

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Certificate of Formation of the Company

2.2*	Form of Second Amended and Restated Limited Liability Company Agreement of the Company

3.1*	Form of Royalty Share Agreement

3.2*	Form of Jukebox Hits Vol. 1 Delaware Statutory Trust Agreement

4.1*	Form of Subscription Agreement

6.1*	Form of Platform Access Agreement, by and between the Company and Jukebox Technology

6.2#*	Asset Purchase Agreement, dated as of November 5, 2023, by and between Coda Songs LLC, Jukebox Co. and the Company

6.3*	Terms of Use of the JKBX Platform

6.4*	Form of Administrative Services Agreement

6.5*	Form of Custody Agreement

6.6#*	Asset Purchase Agreement, dated as of May 3, 2024, by and between Andrew Britton and Jukebox Co.

*	Filed as Exhibits to the Company’s Form 1-A (File No. 024-12335).

#	Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to the Instruction to Item 17 of Form 1-A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

June 30, 2025	JUKEBOX HITS VOL. 1 LLC

	By:	Double Platinum Management LLC, its manager

	By:	/s/ Michael Cashel
	Name:	Michael Cashel
	Title:	President

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Cashel	President of Double Platinum Management LLC	June 30, 2025
Name: Michael Cashel	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)